EXHIBIT 10.49(b)

EMPLOYMENT AND POST-EMPLOYMENT COVENANTS AGREEMENT

This EMPLOYMENT AND POST-EMPLOYMENT COVENANTS AGREEMENT (this “Agreement”) dated as of February 9, 2015, is entered into by and between Restaurant Brands International Inc., a Canada corporation (together with any Successor thereto, the “Company”), and Jill Granat (“Executive”).

WITNESSETH:

WHEREAS, Executive commenced employment with an Affiliate of the Company on November 9, 1998;
WHEREAS, the Company desires to employ and secure the services of Executive on the terms and conditions set forth in this Agreement, including with respect to the protection of the Company’s competitively sensitive, confidential, proprietary and trade secret information relating to the current and planned business of the Company and its Affiliates during Executive’s employment and following the termination thereof;
WHEREAS, Executive desires to accept such employment on such terms and conditions; and
WHEREAS, Executive currently is a party to the Original Agreement and Executive and the Company desire to have the Original Agreement superseded by the terms of this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the Company and Executive hereby agree as follows:
1.    Amendment and Restatement of Original Agreement. This Agreement shall serve as a complete amendment and restatement of the Original Agreement. All terms of the Original Agreement shall be superseded by the terms of this Agreement and, upon execution of this Agreement, the Original Agreement shall be of no further force and effect.
2.    Term; Position and Responsibilities; Location.
(a)    Term of Employment. Commencing on the Commencement Date, the Company shall employ Executive on the terms and subject to the conditions of this Agreement. The Company may change the terms and conditions of Executive’s employment relationship at any time. Additionally, both Executive and the Company retain the right to terminate the employment relationship at any time, with or without Cause so long as notice of the termination or pay in lieu of notice, and, if applicable, severance pay, as required by law is provided. The Company acknowledges that Executive is a party to an employment agreement with one or more of the Company’s Affiliates (collectively, the “Affiliate Agreements”). The Company and Executive agree that (i) Executive’s employment by the Company pursuant to this Agreement and by one (1) or more of the Affiliates pursuant to the Affiliate Agreements shall be on an exclusive basis; and (ii) they will work together to properly allocate the time spent by Executive providing services to the Company and such Affiliate(s), such that the percentage of time used to calculate Executive’s Base Salary and corresponding payments due hereunder and under the Affiliate Agreements totals One Hundred percent (100%).
(b)    Position and Responsibilities. During the Employment Period, Executive shall serve as General Counsel and shall have such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties consistent with Executive’s title and position as the Company specifies from time to time (it being understood by the parties that, notwithstanding the foregoing, the Company is free, at any time and from time to time, to reorganize its business operations, and that Executive’s duties and scope of responsibility may change in connection with such reorganization). Executive shall devote all of Executive’s skill, knowledge, commercial efforts and business time to the conscientious and good faith performance of Executive’s duties and responsibilities for the Company and its Affiliates to the best of Executive’s ability.

(c)Location. During the Employment Period, Executive’s services shall be performed primarily in the Oakville, Ontario metropolitan area. However, Executive may be required to travel in and outside of Oakville, Ontario as the needs of the Company’s business dictate. Notwithstanding the foregoing, due to the Executive’s provision of services to one or more of the Affiliates pursuant to the Affiliate Agreements, the Company acknowledges and agrees that Executive will travel between the Affiliates’ offices, the Company’s offices and other locations where each transacts business. Accordingly, all such travel expenses constitute business expenses and will be paid or reimbursed in accordance with the Company’s policies.

(d)Changes to Employment. Executive agrees that the Company has the right from time to time to set or alter the duties of the job, to transfer, reassign or suspend Executive, exclude Executive from the Company’s premises or require Executive to work from home, in the Company’s sole discretion from time to time without notice or compensation in lieu of notice.

3.    Base Salary. During the Employment Period, the Company shall pay Executive a base salary at an annualized rate equal to US$400,000, multiplied by the percentage of Executive’s working hours spent on the provision of services pursuant to this Agreement, payable in installments on the Company’s regular payroll dates. Executive’s salary may be subject to such merit increases as the Company may determine in its sole and exclusive discretion from time to time. The annual base salary payable to Executive from time to time under this Section 3 shall hereinafter be referred to as the “Base Salary.” The Company and Executive acknowledge and agree that while the Company is responsible for the payment of all compensation and other benefits due to Executive under this Agreement, the Company may make any or all of such payments through an Affiliate designated by the Company and that all such payments shall be made to Executive’s bank account in the United States, in US Dollars, until and unless the Company and Executive agree otherwise.

4.    Annual Incentive Compensation. Executive will be eligible to participate in the annual bonus program or such other annual incentive plan to be adopted and maintained by the Company for similarly situated employees that the Company designates, in its sole discretion (any such plan, the “Bonus Plan”), in accordance with the terms of such plan as in effect from time to time. Executive’s target bonus with respect to 2015 shall be One Hundred Twenty percent (120%) of Executive’s Base Salary, which target bonus may be increased or decreased by the Company during the Employment Period. The Annual Bonus for each year shall be payable in cash at the same time as bonuses are paid to other senior executives of the Company in accordance with the terms of the applicable Bonus Plan. The Bonus Plan (including Executive’s target bonus rate under such Bonus Plan) is a discretionary, non-contractual benefit, which the Company reserves the right to amend or withdraw at any time.
5.    Employee Benefits. During the Employment Period, Executive will be eligible to participate in the employee benefit plans and programs maintained by the Company from time to time in which employees of the Company at Executive’s grade level are eligible to participate, including to the extent maintained by the Company, life, medical, dental, accidental and disability insurance plans and retirement, deferred compensation and savings plans, in accordance with the terms and conditions thereof as in effect from time to time. Executive’s participation in and coverage under these plans will terminate when Executive ceases to be deemed actively employed under provincial employment legislation. Notwithstanding the foregoing, if any or all of Executive’s Base Salary payments are made through an Affiliate, the Company and Executive acknowledge and agree that in lieu of eligibility to participate in the employee benefit plans and programs of the Company, Executive will be eligible to participate in the Affiliate’s employee benefit plans and programs for employees at Executive’s grade level, in accordance with the terms and conditions thereof as in effect from time to time.

6.    Tax Equalization / Tax Preparation.
(a)    Tax Equalization. Executive will be provided tax equalization as described in Attachment 1 to help ensure that Executive does not gain or lose financially due to the different tax and social security implications or consequences of Executive’s employment under this Agreement and the Affiliate Agreements. Executive’s burden in respect of the foregoing will remain at a similar level as if Executive were employed solely in Executive’s home country, which for purposes of this agreement is the United States (the “Home Country”). This is achieved by: (i) deducting a “hypothetical tax” from Executive’s total pay related to Executive’s employment with the Company under this Agreement and any Affiliates under the Affiliate Agreements, and (ii) the Company paying Executive’s actual income tax and social taxes on the total income paid to Executive in connection with Executive’s employment with the Company under this Agreement and any Affiliates under the Affiliate Agreements. Notwithstanding anything in this Agreement to the contrary, any payments made to Executive in connection with the foregoing tax equalization shall be made no later than the end of the second taxable year beginning after the taxable year in which Executive’s U.S. Federal income tax return is required to be filed (including any extensions) for the year to which the compensation subject to such tax equalization payment relates, or, if later, the second taxable year beginning after the latest such taxable year in which Executive’s foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the tax equalization payment relates. The tax equalization described in this subsection (a) and in Attachment 1 and all of Executive’s obligations thereunder shall survive the termination of this Agreement.
(b)    Tax Preparation. The Company and its Affiliates will provide tax preparation services via a designated tax service provider to assist Executive with any required income tax preparation services in both the Home Country and Canada with respect to any tax years falling within the Employment Period.
7.    Termination of Employment.
(a)    Termination Without Cause. In the event of a termination of Executive’s employment other than for Cause (as such term is defined below), including a termination due to Executive’s death or frustration of Executive’s employment as a result of disability, the provisions of the Company’s policies relating to termination of employment applicable to employees at Executive’s grade level as in effect at the time of termination, including if applicable, the Company’s severance policy, or provincial employment standards legislation, if such legislation provides for greater severance benefits, will apply.
(b)Termination for Cause. Executive’s employment with the Company may be terminated by the Company at any time for Cause and without any obligation owing by the Company. In the event of termination for Cause, Executive shall have no right to receive any further compensation or benefits (including notice of termination, payment in lieu of notice or severance pay), other than the Accrued Payments. If, subsequent to Executive’s termination of employment hereunder without Cause, it is determined in good faith by the Company that Executive’s employment could have been terminated for Cause, Executive’s employment shall, at the election of the Company, be deemed to have been terminated for Cause, effective as of the date the events giving rise to Cause occurred. Upon such determination, (i) Executive shall be obligated to immediately repay to the Company any amounts theretofore paid to Executive pursuant to paragraph 7(a) or otherwise in connection with Executive’s termination (other than any Accrued Payments), (ii) Executive shall not be entitled to any further payments or benefits pursuant to paragraph 7(a), and (iii) the penultimate sentence of Section 12 shall apply.

(c)Termination by Executive. Executive may terminate Executive’s employment at any time by providing 30 days’ written notice to the Company. Executive agrees that any such notice provided by Executive shall also constitute notice of termination of Executive’s employment with all Affiliates which also employ Executive, such termination to be effective on the earlier of (i) the date specified in Executive’s notice to the Company described in this subsection (c) and (ii) if Executive provided a separate notice of termination to any one (1) or more of the Affiliates, the earliest date set forth in any such separate notices. In the event of termination of employment by Executive, Executive shall have no right to receive any further compensation or benefits (including notice of termination, payment in lieu of notice or severance pay), other than the Accrued Payments. The Company may waive Executive’s written notice by providing Executive payment in lieu of such written notice.

(d)Resignation upon Termination. Effective as of the date of Executive’s termination of employment with the Company, Executive shall resign, in writing, from all board and board committee memberships and other positions then held by him, or to which he has been appointed, designated or nominated, with the Company and its Affiliates.

8.    Restrictive Covenants. Each of the Company and Executive agrees that the Executive will have a prominent role in the management of the business, and the development of the goodwill of the Company and its Affiliates, and will establish and develop relations and contacts with the principal franchisees, customers and suppliers of the Company and its Affiliates throughout the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company and its Affiliates. In addition, Executive recognizes that Executive will have access to and become familiar with or be exposed to Confidential Information (as such term is defined below), in particular, trade secrets, proprietary information, customer lists, and other valuable business information of the Company pertaining or related to the quick service restaurant business.  Executive agrees that Executive could cause grave harm to the Company if Executive, among other things, worked for the Company’s competitors, solicited the Company’s employees away from the Company or solicited the Company’s franchisees upon the termination of Executive’s employment with the Company or misappropriated or divulged the Company’s Confidential Information, and that as such, the Company has legitimate business interests in protecting its goodwill and Confidential Information, and these legitimate business interests therefore justify the following restrictive covenants:

(a)    Confidentiality. Executive agrees that during Executive’s employment with the Company and thereafter, Executive will not, directly or indirectly (A) disclose any Confidential Information to any Person (other than, only with respect to the period that Executive is employed by the Company, to an employee or outside advisor of the Company who requires such information to perform his or her duties for the Company), or (B) use any Confidential Information for Executive’s own benefit or the benefit of any third party. The foregoing obligation shall not apply to any Confidential Information that has been previously disclosed to the public or is in the public domain (other than by reason of a breach of Executive’s obligations to hold such Confidential Information confidential). If Executive is required or requested by a court or governmental agency to disclose Confidential Information, Executive must notify the General Counsel of the Company of such disclosure obligation or request no later than three (3) business days after Executive learns of such obligation or request, and permit the Company to take all lawful steps it deems appropriate to prevent or limit the required disclosure.
(b)    Non-Competition. Executive agrees that during the Employment Period, Executive shall devote all of Executive’s skill, knowledge, commercial efforts and business time to the conscientious and good faith performance of Executive’s duties and responsibilities to the Company to the best of Executive’s ability and Executive shall not, directly or indirectly, be employed by, render services for, engage in business with or serve as an agent or consultant to any Person other than the Company. Executive further agrees that during the Employment Period and for the one (1) year period following Executive’s termination of employment with the Company, Executive shall not directly or indirectly engage in any activities that are competitive with the quick service restaurant business conducted by the Company, and Executive shall not, directly or indirectly, become employed by, render services for, engage in business with, serve as an agent or consultant to, or become a partner, member, principal, stockholder or other owner of, any Person or entity that engages in the quick serve restaurant business in any jurisdiction or country where the Company or any of its Affiliates has business operations at the time of Executive’s termination, including any franchisee of the Company or any if its Affiliates, provided that Executive shall be permitted to hold a one percent (1%) or less interest in the equity or debt securities of any publicly traded company. Executive’s duties and responsibilities involve, and/or will affect, the operation and management of the Company on a worldwide basis.  Executive will obtain Confidential Information that will affect the Company’s operations throughout the world.  Accordingly, Executive acknowledges that the Company has legitimate business interests in requiring a worldwide geographic scope and application of this non-compete provision and agrees that this non-compete provision applies on a worldwide basis.
(c)    Non-Solicitation of Employees and Franchisees. During Employment Period and for the one (1) year period following Executive’s termination of employment with the Company, Executive shall not, directly or indirectly, by herself or through any third party, whether on Executive’s own behalf or on behalf of any other Person or entity, (i) solicit or induce or endeavor to solicit or induce, divert, employ or retain, (ii) interfere with the relationship of the Company or any of its Affiliates with, or (iii) attempt to establish a business relationship of a nature that is competitive with the business of the Company with, any Person that is or was (during the last twelve (12) months of Executive’s employment with the Company) (A) an employee of the Company or any of its Affiliates, (B) engaged to provide services to the Company or any of its Affiliates, including vendors who provide or have provided advertising, marketing or other services to the Company or any of its Affiliates, or (C) a franchisee of the Company or any of its Affiliates.
9.    Work Product. Executive agrees that all of Executive’s work product (created solely or jointly with others, and including any intellectual property or moral rights in such work product), given, disclosed, created, developed or prepared in connection with Executive’s employment with the Company, whether ensuing during or after the Employment Period (“Work Product”) shall exclusively vest in and be the sole and exclusive property of the Company. In the event that any such Work Product does not vest by operation of law in the Company, Executive hereby irrevocably assigns, transfers and conveys to the Company, exclusively and perpetually, all right, title and interest which Executive may have or acquire in and to such Work Product throughout the world, including without limitation any copyrights and patents, and the right to secure registrations, renewals, reissues, and extensions thereof. The Company and its Affiliates or their designees shall have the exclusive right to make full and complete use of, and make changes to all Work Product without restrictions or liabilities of any kind, and Executive shall not have the right to use any such materials, other than within the legitimate scope and purpose of Executive’s employment with the Company. Executive shall promptly disclose to the Company the creation or existence of any Work Product and shall take whatever additional lawful action may be necessary, and sign whatever documents the Company may require, in order to secure and vest in the Company or its designee all right, title and interest in and to all Work Product and any intellectual property rights therein (including full cooperation in support of any Company applications for patents and copyright or trademark registrations).
10.    Compliance With Company Policies. During the Employment Period, Executive shall be governed by and be subject to, and Executive hereby agrees to comply with, all Policies.
11.    Data Protection & Privacy.
(a)    Executive acknowledges that the Company, directly or through its Affiliates, collects and processes data (including personal sensitive data and information retained in email) relating to Executive. Executive hereby agrees to such collection and processing and further agrees to execute the Restaurant Brands International Inc. Employee Consent to Collection and Processing of Personal Information, a copy of which is attached to this Agreement as Attachment 2.
(b)    To ensure regulatory compliance and for the protection of its workers, customers, suppliers and business, the Company reserves the right to monitor, intercept, review and access telephone logs, internet usage, voicemail, email and other communication facilities provided by the Company which Executive may use during Executive’s employment with the Company. The Company will use this right of access reasonably, but it is important that Executive is aware that all communications and activities on Company equipment or premises cannot be presumed to be private.
12.    Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that a breach by Executive of any of Section 8, 9 or 10 is a material breach of this Agreement and that remedies at law may be inadequate to protect the Company and its Affiliates in the event of such breach, and, without prejudice to any other rights and remedies otherwise available to the Company, Executive agrees to the granting of injunctive relief in the Company’s favor in connection with any such breach or violation without proof of irreparable harm, plus attorneys’ fees and costs to enforce these provisions. Executive further acknowledges and agrees that the Company’s obligations to pay Executive any amount or provide Executive with any benefit or right pursuant to Section 7 is subject to Executive’s compliance with Executive’s obligations under Sections 8 through 10 inclusive, and that in the event of a breach by Executive of any of Section 8, 9 or 10, the Company shall immediately cease paying such benefits and Executive shall be obligated to immediately repay to the Company all amounts theretofore paid to Executive pursuant to Section 7. In addition, if not repaid, the Company shall have the right to set off from any amounts otherwise due to Executive any amounts previously paid pursuant to Section 7 (other than the Accrued Obligations), in accordance with applicable law, and Executive further agrees that the foregoing is appropriate for any such breach inasmuch as actual damages cannot be readily calculated, the amount is fair and reasonable under the circumstances, and the Company would suffer irreparable harm if any of these Sections were breached. All disputes not relating to any request or application for injunctive relief in accordance with this Section 12 shall be resolved by arbitration in accordance with Section 15(b).
13.    Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other Person and those contained in any prior employment, consulting or similar agreement, including the Original Agreement, entered into by Executive and the Company or any predecessor thereto or Affiliate thereof) are merged herein and superseded hereby.
14.    Survival. The following Sections shall survive the termination of Executive’s employment with the Company and of this Agreement: 6, 7, 8, 9, 11, 12, 14 and 15.
15.    Miscellaneous.
(a)    Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its Successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and Executive’s heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, provided, however, that the Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means).
(b)    Arbitration. If any dispute or controversy arises relating to the Agreement, Executive and the Company agree to seek to resolve the dispute or controversy through arbitration. Each party to the dispute may serve notice on the other party of its desire to resolve a particular dispute by arbitration. The parties shall agree upon an arbitrator to be selected from The American Arbitration Association’s list of arbitrators. In the event the parties cannot agree upon an arbitrator within five days after receipt of the notice of intention to arbitrate, the arbitrator will be appointed by ADR Chambers. The costs of the arbitration shall be shared equally by the parties. The arbitration must proceed expeditiously, and must be completed within six months of the date on which a party referred the dispute or controversy to arbitration. The arbitration shall be held in Oakville, Ontario and shall proceed in accordance with the provisions of the Arbitration Act (Ontario). The parties agree that the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario will be used to evaluate the matters at issue in the arbitration. The arbitration shall not impair either party’s right to request injunctive or other equitable relief in accordance with Section 12 of this Agreement.
(c)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario.
(d)    Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved in writing by the Board of Directors of the Company or a Person authorized thereby and is agreed to in writing by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(e)    Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that one or more terms or provisions of this Agreement are deemed invalid or unenforceable by the laws of any state, province or jurisdiction in which it is to be enforced, by reason of being vague or unreasonable as to duration or geographic scope of activities restricted, or for any other reason, the provision in question shall be immediately amended or reformed to the extent necessary to make it valid and enforceable by the court of such jurisdiction charged with interpreting and/or enforcing such provision. Executive agrees and acknowledges that the provision in question, as so amended or reformed, shall be valid and enforceable as though the invalid or unenforceable portion had never been included herein.
(f)    Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

(g)    Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
(A)    If to the Company, to it at:            with a copy to:

Restaurant Brands International Inc.        Restaurant Brands International Inc.
226 Wyecroft Road                226 Wyecroft Road
Oakville, Ontario, Canada L6K 3S3        Oakville, Ontario, Canada L6K 3S3
Attention: Chief People Officer         Attention: General Counsel

(B)    if to Executive, to Executive’s residential address as currently on file with the Company.
(h)    Acknowledgements. Executive acknowledges and agrees that (i) Executive has had sufficient time to review and consider this Agreement thoroughly; (ii) Executive has read and understands the terms of this Agreement and Executive’s obligations hereunder; (iii) Executive has been given an opportunity to obtain independent legal advice, or such other advice as Executive may desire, concerning the interpretation and effect of this Agreement; and (iv) this Agreement is entered into voluntarily and without any pressure.
(i)    Voluntary Agreement; No Conflicts. Executive represents that Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive or Executive’s properties or assets may be bound.
(j)    Counterparts/Facsimile. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
(k)    Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.
(l)    Definitions.
“Accrued Payments” means accrued salary, accrued but unused vacation pay, and approved but unreimbursed business expenses that are owed to Executive as of the date of Executive’s termination of Employment by the Company.
“Affiliate” with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of any such Person.
“Affiliate Agreements” has the meaning ascribed to it in Section 2(a) of this Agreement.
“Base Salary” has the meaning ascribed to it in Section 3 of this Agreement.
“Bonus Plan” has the meaning ascribed to it in Section 4 of this Agreement.
“Cause” means (i) a material breach by Executive of any provision of this Agreement; (ii) a material violation by Executive of any of the Policies, (iii) the failure by Executive to reasonably and substantially perform Executive’s duties under this Agreement (other than as a result of physical or mental illness or injury); (iv) Executive’s willful misconduct or gross negligence that has caused or is reasonably expected to result in demonstrable injury to the business, reputation or prospects of the Company or any of its Affiliates; (v) Executive’s fraud or misappropriation of funds; or (vi) the commission by Executive of an offence under the Criminal Code or other serious crime involving moral turpitude.

“Code” means the United States Internal Revenue Code of 1986, as amended.
“Commencement Date” means February 9, 2015.
“Confidential Information” means confidential, proprietary or commercially sensitive information relating to (Y) the Company or its Affiliates, or members of their respective management or boards or (Z) any third parties who do business with the Company or its Affiliates, including franchisees and suppliers. Confidential Information includes, without limitation, marketing plans, business plans, financial information and records, operation methods, personnel information, drawings, designs, information regarding product development, other commercial or business information and any other information not available to the public generally.
“Control” (including, with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”): with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Employment Period” means the period during which Executive is employed by the Company pursuant to this Agreement.
“Original Agreement” means any and all agreements, offer letters and any other contracts Executive may have with the Company or any of its Affiliates dated prior to the date of this Agreement, other than any of the Affiliate Agreements, as such agreements, offer letters or contracts may have been amended from time to time, that govern the terms and conditions of Executive’s employment with the Company or any of its Affiliates, as amended.
“Person” means any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.
“Policies” means Company policies, procedures, rules and regulations applicable to employees generally or to employees at Executive’s grade level, including without limitation, the Company’s Code of Business Ethics and Conduct, in each case, as they may be amended from time to time in the Company’s sole discretion.
“Subsidiary” means, with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing fifty percent (50%) or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.
“Successor” of a Person means a Person that succeeds to the first Person’s assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

“Work Product” has the meaning ascribed to it in Section 9 of this Agreement.
20.    Section 409A Compliance.

(a)    The intent of the parties hereto is that payments and benefits under this Agreement be exempt from or comply with Section 409A of the Code and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b)    All reimbursements and in-kind benefits provided under this Agreement (including without limitation Sections 5 and 7 of this Agreement) are intended to be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All expenses or other reimbursements paid pursuant to this Agreement that are taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives, and Executive has hereunto set Executive’s hand, in each case effective as of the date first above written.
RESTAURANT BRANDS INTERNATIONAL INC.
By: /s/ Daniel Schwartz
Name:
Title:

Executive:
/s/ Jill Granat
JILL GRANAT